EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Galectin Therapeutics, Inc. on Form S-3 of our report dated March 28, 2017, with respect to the consolidated financial statements of Galectin Therapeutics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
May 19, 2017